Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	R. D. Leslie
Chief Financial Officer
(936) 637-5325

LUFKIN INDUSTRIES REPORTS FOURTH-QUARTER EARNINGS OF

$1.03 PER DILUTED SHARE

Increased Bookings Generate 35.4% Growth in Sales and 29.2% Growth in Backlog

Establishes 2006 Earnings Guidance in a Range of $3.50 to $4.00 per Diluted Share

LUFKIN, Texas — (Feb 9, 2006) — Lufkin Industries, Inc. (NASDAQ: LUFK) today announced results for the fourth quarter and twelve months ended December 31, 2005. Sales for the fourth quarter increased 35.4% to $145.4 million from $107.4 million for the fourth quarter of 2004. Net earnings rose 253.8% to $15.4 million from $4.3 million. Net earnings per diluted share were $1.03 for the fourth quarter of 2005, an increase of 232.3% from $0.31 for the fourth quarter of 2004.

Sales for 2005 increased 38.1% to $492.2 million from $356.3 million for 2004. Net earnings grew 209.0% to $44.5 million from $14.4 million. Net earnings per diluted share increased 191.3% to $3.03 for 2005 from $1.04 for 2004. Prior-period financial data in this release reflect the two-for-one stock split effected in April 2005.

Douglas V. Smith, president and chief executive officer of Lufkin, remarked, “Lufkin’s profitable growth for the fourth quarter and throughout 2005 primarily reflected strong domestic and international energy markets, as well as steady expansion in the U.S. economy. For both the quarter and the full year, we experienced increased sales and backlog for each of our three businesses from the comparable period in 2004. This growth, and a more stable cost and supply environment than we experienced in 2004, produced increased operating leverage, which more than offset the inherent inefficiencies associated with expanding production capacity to meet high demand. As a result, our net profit margin increased to 10.6% and 9.1% for fourth quarter and full-year 2005, from 4.0% for both the fourth quarter and full-year of 2004, and we completed 2005 better positioned to meet continued growth in demand during 2006.

“As expected, our fourth-quarter results reflected the impact of delayed product shipments in the third quarter due to Hurricanes Katrina and Rita. We estimated the storms reduced sales and increased backlog for the third quarter by approximately $5 million. Our fourth-quarter results include an increase in sales and reduction in backlog from the shipment of these products.

“Oil field sales for the fourth quarter of 2005 increased 42.4% to $92.3 million from the same prior-year quarter, while growing 21.7% from the third quarter of 2005. This increase was driven by continued strong demand in virtually all our markets, not only in our core oil field equipment business, but also in our automation and services businesses. By expanding pump production capacity in the U.S., as well as in Canada and Argentina, we have also positioned Lufkin to respond to opportunities in other international markets. While our backlog increased 9.5% to $67.5 million at

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Lufkin Industries, Inc. • 601 South Raguet • Lufkin, Texas 75902 • (936) 634-2211

LUFK Announces Fourth-Quarter Results

Feb. 9, 2006

the end of 2005 from the end of 2004, we were successful in using our expanded production capacity to reduce the backlog 7.2% from the end of the third quarter of 2005, thereby returning order-to-shipment cycles to targeted levels.

“Power transmission sales increased 42.5% to $34.4 million for the fourth quarter of 2005 from the fourth quarter of 2004 and 37.0% from the third quarter of 2005. Consistent with increased global energy demand, our growth in power transmission sales reflected rising sales of high speed gears, primarily for use in the oil and gas and power generation markets. Demand for these products, as well as for after market support, strengthened in both the U.S. and in international markets. Growth in fourth-quarter sales of low speed gears for the domestic industrial market slowed from the pace achieved for the first nine months of 2005, due in part to the impact of the hurricanes on the Gulf Coast and on the overall economy. The backlog for our power transmission business increased 33.3% to $53.4 million at the end of 2005 from the end of 2004. Bookings slowed in the fourth quarter from the third quarter, reflecting growing delivery lead times and project delays during the holidays. Combined with higher fourth-quarter shipments and the third-quarter hurricane delays, these bookings resulted in a backlog reduction from the end of the third quarter of approximately $10 million. Our bookings so far in 2006 have returned to a rate consistent with the levels experienced in 2005.

“Trailer sales increased 1.5% to $18.6 million for the fourth quarter of 2005 from the fourth quarter of 2004, and backlog increased 120.6% to $25.5 million at the end of 2005 from the end of 2004. Both sales and backlog for the fourth quarter declined from the third quarter of 2005, however, primarily because of the combined impact of rising fuel costs, increased expenditures for tractor purchases - instead of trailer purchases - to beat new EPA emissions standards beginning in 2007 and continued sluggish demand and increased competition in the van-type trailer market. As in the third quarter, demand remains robust for flat and dump trailers, which produce more attractive margins than van trailers, and we are working to expand production capacity for these products.”

Based on Lufkin’s financial and operating results for 2005, its total backlog of $146.4 million at year end and its outlook for 2006, the Company today established its guidance for earnings per diluted share for 2006 in a range of $3.50 to $4.00. The Company also established its guidance for earnings per diluted share for the first quarter of 2006 in a range of $0.85 to $1.05, compared with $0.52 for the first quarter of 2005. Lufkin’s guidance for 2006 includes the impact of FAS 123R, totaling $0.08 and $0.02 for the full year and for the first quarter, respectively. The pro forma impact on earnings per diluted share for 2005 reflecting the application of FAS 123 totaled $0.08.

Mr. Smith concluded, “Lufkin’s significant profitable growth for 2005 strengthened our leadership positions in the oil field pumping equipment and power transmission industries, while demonstrating our continuing ability to expand our operations to meet strong customer demand. With global energy demand expected to remain high during 2006, we are well positioned with the products and services, the management expertise and the financial strength to continue expanding our operations organically or through acquisition in pursuit of further growth in earnings and shareholder value.”

Lufkin will discuss its results for the fourth quarter in a teleconference call today at 9:00 a.m. (central time). To listen to the call, participants should dial (719-457-2728) approximately

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LUFK Announces Fourth-Quarter Results

Feb. 9, 2006

10 minutes prior to the start of the call. A telephonic replay will be available from 12:00 p.m. (central time) February 9, through 7:00 p.m. (central time) February 16, 2005, by dialing (719) 457-0820 and entering reservation number 3497271.

This release contains forward-looking statements and information that are based on management’s beliefs as well as assumptions made by and information currently available to management. When used in this release, the words “anticipate,” “believe,” “estimate,” “expect” and similar expressions are intended to identify forward-looking statements. Such statements reflect the Company’s current views with respect to certain events and are subject to certain assumptions, risks and uncertainties, many of which are outside the control of the Company. These risks and uncertainties include, but are not limited to, (i) oil prices, (ii) capital spending levels of oil producers, (iii) availability and prices for raw materials and (iv) general industry and economic conditions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. The Company does not intend to update these forward-looking statements and information.

Lufkin Industries, Inc. sells and services oil field pumping units, foundry castings, power transmission products and highway trailers throughout the world. The Company has vertically integrated all vital technologies required to design, manufacture and market its products.

LUFKIN INDUSTRIES, INC.

Financial Highlights

(In thousands, except per share data)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
Sales	$145,410	$107,358	$492,167	$356,281
Cost of sales	110,934	89,382	378,827	294,197

Gross profit	34,476	17,976	113,340	62,084
Selling, general and administrative expenses	10,827	11,344	44,135	39,371

Operating income	23,649	6,632	69,205	22,713
Interest and other income (expense), net	33	206	69	(9)

Earnings before income taxes	23,682	6,838	69,274	22,704
Income tax provision	8,318	2,496	24,731	8,287

Net earnings	$15,364	$4,342	$44,543	$14,417

Net earnings per share:

Basic	$1.05	$0.32	$3.10	$1.06

Diluted	$1.03	$0.31	$3.03	$1.04

Weighted average shares outstanding
Basic	14,670	13,848	14,370	13,570
Diluted	14,979	14,200	14,686	13,920
Cash dividends per share	$0.11	$0.09	$0.38	$0.36

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LUFK Announces Fourth-Quarter Results

Feb. 9, 2006

LUFKIN INDUSTRIES, INC.

Balance Sheet Highlights

(Thousands of dollars)

	December 31, 2005	December 31, 2004
Current assets	$189,901	$136,336
Total assets	359,795	300,269
Current liabilities	56,273	49,105
Shareholders’ equity	261,078	208,932
Working capital	133,628	87,231

LUFKIN INDUSTRIES, INC.

Division Performance

(In thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
Sales:
Oil field	$92,324	$64,813	$307,076	$216,025
Power transmission	34,441	24,176	106,616	79,498
Trailer	18,644	18,369	78,476	60,758

Total	$145,409	$107,358	$492,168	$356,281

		December 31, 2005	September 30, 2005	December 31, 2004
Backlog:
Oil field		$67,494	$72,725	$61,642
Power transmission		53,392	64,633	40,061
Trailer		25,465	28,065	11,544

Total		$146,351	$165,423	$113,247

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